TOUR SPONSORSHIP &
LIVE BROADCAST AGREEMENT

   Terms:

Parties:

Xumanii, a publicly traded Nevada Corporation (Symbol: XUII), (herein referred to as the “The Company”), with its address at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104 Cayman Islands and Mac Miller, LLC (“Lender”)  f/s/o “Mac Miller”, with address at 2300 Charlotte Avenue, Suite 103, Nashville, TN 37203-0020 (herein referred to as the “Artist”), (Lender and Company are sometimes individually referred to as a “Party” and  collectively referred to as the “Parties”).

Term:

Duration of “The Space Migration Tour” From June 25th 2013 until August 10 2013 (“Tour”).

Details:

When signed by both Parties, this term sheet shall constitute an Agreement between Company and Lender in respect to the Tour.

The Company will be a Sponsor and streaming partner of the Tour and the Company will have the following rights:

Performance Broadcast

“Live Online Broadcast” by Company of three (3) concerts during the Tour on mutually agreed dates (each a Concert; collectively, the “Concerts”) to be performed by Artist and broadcasted exclusively and solely on the Company’s website www.xumanii.com (“Company Site”)

Artist acknowledges that during the Concerts Xumanii may be shooting b-roll footage and still photography that may be delivered to the media, only if approved in advance by Artist, for public relations purposes.  For the avoidance of doubt, no materials may be disseminated without obtaining Artist’s approval of the materials and specific use prior to any such dissemination.

The Company will have the rights to record the Live Broadcast Concerts and to display them solely on the Company’s Site “past events” section, provided that the Company has obtained licenses for all third party rights, after the Tour has ended. Sixty percent (60%) of any revenue derived from the display of the recorded Concerts on the Site, including, without limitation advertising revenue, revenue derived from access to the Concerts or Site and a pro-rata share of any subscription revenue shall be paid to Artist on a quarterly basis together with a statement indicating the calculation thereof.  Artist will have the right to audit with respect to such statements.

For the sake of clarity and avoidance of doubt, Company shall not have the right to exhibit, display, license or authorize the broadcast, streaming or other transmission of the Concerts in any manner or media other than the Company Site.

Activities during the Performance to include, but not be limited to include (1) mention of Xumanii and the live broadcast from the stage during broadcasts (a message to those watching). Artist shall announce on stage, for the Three (3) live broadcast concert, that the “Concert is being broadcasted LIVE on Xumanii.com” (NOTE: Do not use the work “live stream”, but the word “live broadcast”) Artist’s inadvertent failure to make such mention shall not constitute a breach hereof.

Artist will use reasonable efforts to provide the Company with sufficient backstage access to produce each Live Broadcast, with the understanding that Company shall be solely responsible for supplying the necessary crew and equipment to produce each Live Broadcast. Each Live Broadcast of each Concert will be hosted by Company solely on www.xumanii.com (The Company’s web based platform) (“Company Site”). Each Live Broadcast of each Concert will consist of solely the musical performances of Artist (no other artists) and behind the scenes footage from approximately thirty (30) minutes prior to the Artist going on stage.

In-venue Activations

The Company has the option to produce additional front-of-house or lobby attractions and/or giveaways at every concert on this tour (including the concerts that are not broadcasted live), all of which are subject to any venue restrictions or limitations.  For the avoidance of doubt, all of the activities of Company on-site must be handled by Company’s staff and Artist’s crew and/or staff shall have no responsibilities or obligations with respect to such activities.

Artist to allow Xumanii to be streaming partner of “The Space Migration Tour” including, but not limited to:

i.

logo to be included on all tour posters and flyers prepared after the execution hereof and Mac Miller and/or tour advertisement prepared after the execution hereof.  Artist will also place the Company logo on Artist’s tour page (must supply logo in advance)

ii.

Promotional area granted to Xumanii at lobby or front-of-the-house in each performance venue, no less than 8X8 feet.  This area may serve as a booth and or promotional area for Xumanii promo team.  The promo team will remain in the booth and not solicit patrons in the general lobby.

iii.

Xumanii to be granted access for 10 guests in each market with a Concert.

iv.

Xumanii to be granted access for 7 working staff in each market (we will supply working passes for the designated personnel). The working staff will not solicit patrons in the general lobby and venue areas.

v.

Xumanii to be allowed the ability to create approved in-venue consumer contesting and/or promotions all of which must be approved in advance by Lender and shall be at Xumanii’s sole cost and with Xumanii’s sole responsibility

vi.

Xumanii to be allowed to gift fans promotional Xumanii branded items, approved in advance by Artist.

Tour Photographs

Artist acknowledges that he may be photographed with or without branding and/or holding Xumanii signage for promotional purposes during the Tour, all of which must be approved in advance by Artist prior to any dissemination thereof.

Social Media

Artist shall utilize Artist’s standing on social networks to assist with promotion, as follows:

i.

The Artist shall post a minimum of Four (4) tweets and Four (4) Facebook Post and Four (4) Instagram posts per Concert, with a minimum of two (2) of each on the day of the Concert, on the Artist’s official pages, in order to promote the Live Broadcast of the Concerts over the 15 days prior to each of the Concerts.

The Post will need to contain: “Watch my concert LIVE on @Xumanii (OTCQB: XUII) www.xumanii.com [DATE OF THE CONCERT] and attach the approved flyer and/or promotional video”

ii.

Xumanii shall provide Artist with suggested images, statements and key messages for Posts and discussions, subject to mutually agreed upon verbiage, with the understanding that the content of Artist’s posts and messages will be determined in Artist’s sole discretion. Artist agrees to promptly remove or withdraw any statements made by Artist which are false or otherwise cast Xumanii in a negative light upon Artist’s receipt of written request from Xumanii. In this and all regards, when the Artist speaks about or otherwise refers to Xumanii, he or she shall not in any manner disparage the Brand and vice versa.

iii.

During the Term, Lender will allow the Company to use the “Xumanii Promoter Facebook App” as a tool to increase the viewership for this event. This application allows a fan to sign up to www.xumanii.com to get the chance to win a free “All Access Pass” to the event while posting the event on their Facebook page for their friends to see as well. Company responsible for the App and the promotion and all costs in connection therewith.

Quotes to use in press materials

Artist to provide two (2) quotes (filmed, recorded, and/or written) to be used in press materials and on the Internet (the “Quotes”)

Video Drop:

The Artist shall provide three (3) video drops (1 for each concert) in HD (720p) for the Company to use in the production of promotional videos for the purpose of advertising and marketing the Live Broadcasts,. Within five (5) business days after the dates for the Concerts are determined, Artist shall provide the video drops, except in regards to the first video drop, within five (5) days of the reception on the initial deposit.  The content of the video drop is at the discretion of the artist, but shall include: “Watch my Concert live on Xumanii.com [DATE OF THE CONCERT] The video drops shall also include the special VIP promotion and Artist shall say: “Register for free today on Xumanii.com and get the chance to meet me in person at a special Xumanii VIP meet & Greet”

Subject to obtaining the applicable rights from the music publishers and record label, Company may use no more than a 90 second excerpt from one (1) approved Artist song for background track solely for promotional video approved by Artist used to promote each Concert. The Artist has final written approval for the choice of songs to be used in promotional material and all promotional material.

VIP meet & Greets

For each of the Three (3) Live Broadcast Concerts, The Company can promote and broadcast live an exclusive VIP Meet & Greet with the Artist and should last no less than 15 minutes but not more than 20 minutes. For the avoidance of doubt, Artist may pose for photos, mingle with guests, sign autographs, etc. during the Meet and Greets.

For each of the Three (3) Live Broadcast Concerts, The Company will have access to Ten (10) special VIP tickets for giveaways.

Sponsor

The Company’s name and logo should be included  tour posters, flyers and press prepared or disseminated by Artist after the execution hereof as the streaming partner of the Tour; using Xumanii’s logo The Space Migration Tour …..”

Company logo on official Mac Miller Tour page

The Company shall be the exclusive live streaming partner for the tour

The Company has the right to reference the Space Migration Tour campaign and to use Tour trademark and multimedia content (supplied by Tour).

Media Event:

Up to 30 minutes of media, with outlets and media approved by Artist in advance, either before or after each Concert.

Interviews may be in-studio, phone or email and may be with broadcast, radio, online, or print outlets and may be with local, regional or national media. Recorded by Xumanii. For the avoidance of doubt, interviews may be on-camera. Artist will deliver the pre-approved key messages regarding the Campaign and Product in each interview.

Cash Payment:

Total non-refundable, non-returnable, non-repayable cash payment of One Hundred Thousand Dollars ($100,000) (“Fee”)”). Twenty-Five Thousand Dollars ($25,000) will be wired to the account designated by Lender upon execution of this agreement. Additionally, Twenty-Five Thousand Dollars ($25,000) will be wired to the account designated by Lender 20 days before each of Three (3) Live Broadcast Concert Dates but not later than the conclusion of the Tour.  For the avoidance of doubt the Fee is pay-or-play, whether Company arranges the Concerts or not.

The Artist Rights:

Lender and Artist’s management (“Management”) will have 100% control on all creative materials before, during, and after the live broadcast Concerts to ensure the proper images and portrayal of the Artist as desired. There shall be no broadcast of any footage prior to such approval. The Lender or Artist may assign a person of their choice, at their own non-recoupable, non-deductible expense to be present and direct the Live Broadcast Camera editing during the Concert.

Final approval of the Artist and Management will be required on all promotional and marketing content and materials.

During the Term, the Company requests the use of name and approved likeness of the Artist on the Company live broadcast channel approved solely for the purpose of promotion of the Concerts on Xumanii.com.  Lender has final written approval of all such uses and Artist depiction.

Company’s Responsibilities:

During the Term, Company will broadcast as set forth herein, at no cost to the Artist, live and in HD format (720p) the Concerts as set forth herein and the behind the scene of the Artist as provided for herein.

Company will produce and pay for promotional material relating to the Live Broadcasts of each Concert including video e-vite and e-flyers.

Company will pay for all production and Live Broadcast costs, including but not limited to the servers and bandwidth costs, and social media advertising expenditures incurred from the Company’s marketing strategy.

Venue Accessibility:

Company requires full access to the venue the day of each Concert to setup and complete all technical requirements for each Live Broadcast and Lender will use reasonable efforts to arrange for such access.

The Artist has to provide the company with a list of contact person for each venue of the tour as well as authorize the company at each venue to be present at the front-of-the- house or lobby when the doors open.

Sponsorship & Advertisement:

Company may obtain advertisements for any of the Live Broadcasts of any of the Concerts. The Lender must give written approval to the Company before Company commits to taking on advertisement client, but such approval shall not be restraint by the Lender without a valid reason such as prior legal commitment by the Artist or if the sponsorship or advertisement would damage the artist’s brand.   For the avoidance of doubt, nothing contained herein shall permit the advertiser or Company to directly or indirectly imply or constitute Artist’s endorsement of any advertiser or its products and Artist shall not be required to interact in any way with any advertiser or its products.

Representations and Warranties:

Company hereby represents and warrants to Lender and Artist that it: has the right, power and authority to enter into and to perform under this agreement;   will secure all consents, licenses, permits and adequate insurance necessary in connection with the Live Broadcasts, including, without limitation, any and all public performance licenses; will not violate the rights of any third party and will comply with all applicable statutes, laws and regulations.

Indemnity:

Company will indemnify and hold Artist, Lender and each of their respective parents, affiliates, subsidiaries, officers, directors, employees, agents, representatives, attorneys, heirs and assigns harmless from and against any and all claims arising out of the production, marketing and transmission of each Live Broadcast and/or the breach by Company of any of Company’s agreements, obligations, representations under this agreement, except to the extent any claims arise out of the intentional misconduct or gross negligence of Artist.

Lender will indemnify and hold Xumanii harmless from and against any and all third party claims arising out of Lender’s breach of Lender’s agreements and representations under this agreement (except to the extent any claim arise out of the intentional misconduct or gross negligence of Company and/or Company’s employees or contractors), which third party claims are reduced to final adverse judgments in a court of competent jurisdiction or settled with Lender’s prior written consent.

Except with respect to the right to stream the Live Broadcasts of each Concert and the approved promotion of each Live Broadcast Concert as set forth herein, Company shall have no rights whatsoever with respect to Artist, Artist’s name and likeness and trademarks, the recordings of the Concerts, the Concerts, all of which rights are retained by Lender and Artist.  Neither Lender nor Artist will be responsible for or have any liability to Company or otherwise with respect to the venues for each Concert, the Live Broadcasts or Company’s set-up for any Live Broadcast of any Concert. Neither Lender nor Artist will be responsible for any of Company’s costs or have any liability whatsoever in the event any Concert is cancelled. Neither Lender nor Artist shall have any liability whatsoever with respect to Company or Company’s employees or contractors hereunder or otherwise.

Miscellaneous:

The Parties contemplate entering into a more formal agreement on the basic terms herein with the remainder of the terms to be negotiated in good faith; provided, until such time, if ever, this agreement shall be binding on the Parties.  Company is at all times an independent contractor. Neither Artist nor Lender will be deemed in breach under this Agreement unless Lender or Artist fails to cure any such breach within thirty (30) days following receipt of written notice from Company specifying the nature of such breach. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.  The local, state and federal courts situated in New York, NY shall have the sole and exclusive jurisdiction over all disputes arising under this Agreement. This document may not be changed orally, but only by writing, signed by the Parties hereto.

By:/s/ Alexandre Frigon

Alexandre Frigon / Chairman and CEO

Xumanii

DATE :

June 18, 2013